Exhibit 99.2

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE

For more information contact: Brian Recatto, Chief Operating Officer	No. 08-01

Phone: (337) 896-6664

OMNI NAMES RONALD D. MOGEL AS SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER

CARENCRO, LA – JANUARY 2, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced that Ronald D. Mogel has been named Senior Vice President and Chief Financial Officer of the Company and is expected to begin in the middle of January, 2008.

Commenting on the appointment, OMNI’s Chief Executive Officer, James C. Eckert, said, “Ron is an accomplished senior executive and his financial savvy and expertise will be extremely beneficial to our entire organization. As a seasoned senior financial manager, Ron brings over 30 years of financial acumen and expertise to OMNI. His wealth of experience gives him the ability to contribute broadly to our finance, operations, and business strategy functions. The strength he will add to our management team going forward will be invaluable, and it’s a pleasure to welcome him aboard.”

Mr. Mogel joins OMNI from Horizon Offshore Inc., a Nasdaq listed company that was acquired by Cal Dive International, Inc. in December 2007 for $628 million. Mr. Mogel most recently served as Executive Vice President and Chief Financial Officer of Horizon. He also acted as the company’s Director and Vice President of International Accounting and Tax from 1999 to 2005. Previously, Mr. Mogel served as the Vice President of Finance at Newpark Shipbuilding-Pelican Island, Inc., and from 1995 to 1998 he occupied the role of CFO at John E. Chance & Associates. In 1992 he joined Offshore Pipelines, Inc., a major offshore construction company based in Houston, as Controller of Operational Accounting. Mr. Mogel also spent 10 years at Zapata Gulf Marine Corporation, the world’s largest marine transportation company, where he served as Controller and Assistant Treasurer/Secretary. He began his career in the 1970’s in New Orleans, LA with Deansgate, Incorporated and Ocean Drilling & Exploration Co. Mr. Mogel earned a B.S. in Accounting from the University of New Orleans, a J.D. from Loyola University School of Law, and an M.B.A. from the University of St. Thomas. He has also been a CPA since 1979.

“I am pleased and excited to be appointed CFO of OMNI Energy,” stated Mogel. “With such impressive growth and maturity over recent years, this organization knows what it takes to succeed in today’s market. I look forward to working with James and the rest of the OMNI team as the company continues on the path of success.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the ability to expand our Transportation Services and Equipment Leasing operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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